Exhibit 99.1

NuStar Energy L.P. to Acquire CITGO Asphalt Refining Company’s Asphalt Operations and Assets for $450 Million Plus Working Capital

Partnership to Become Largest Asphalt Refiner on the U.S. East Coast

SAN ANTONIO, November 7, 2007 – NuStar Energy L.P. (NYSE: NS) today announced that it has executed a definitive agreement to acquire CITGO Asphalt Refining Company’s asphalt operations and assets for $450 million plus working capital estimated to be $100 million at closing. As a result, NuStar Energy L.P. will add two asphalt refineries with a combined throughput capacity of 104,000 barrels-per-day (BPD) and three terminals to its existing asphalt business, which includes eight terminals and nearly 2.6 million barrels of storage. The acquisition will make NuStar the largest asphalt refiner on the U.S. East Coast.

The purchased assets include a 74,000 BPD asphalt refinery in Paulsboro, New Jersey, a 30,000 BPD asphalt refinery in Savannah, Georgia, which is the only refinery and asphalt producer on the Southeast seaboard; and three asphalt terminals. Altogether, these assets will contribute an additional 4.8 million barrels of storage capacity to the over 81 million barrels of total storage capacity that NuStar Energy L.P. currently has. In addition, NuStar gains access to 20 terminals with a total storage capacity of approximately 3.8 million barrels that are used by the company and leased from various third parties. Four of these 20 terminals are currently leased from NuStar Energy L.P.

“This is a great acquisition for our investors in NuStar Energy L.P. and NuStar GP Holdings, LLC and the employees and the communities where these assets are located,” said Bill Greehey, Chairman of NuStar Energy L.P. and NuStar GP Holdings, LLC. “We are purchasing some very strategic assets for about 50 percent of their replacement value and we expect they’ll generate attractive levels of returns.

“This acquisition is a milestone for NuStar’s heavy oil strategy as it gives us a leading presence in one of the most attractive asphalt markets in the country. Given the tight supply and demand balance we foresee going forward in this business, the timing of this acquisition couldn’t be better,” he said.

“We continue to see a significant backlog of U.S. refinery upgrading expansion projects, particularly coker projects that allow refiners to process cheaper types of crude oil. Since coker units process more of the byproducts that were formerly used to produce asphalt, we expect the supply of asphalt will tighten and asphalt margins will increase. So with this acquisition, we expect we’ll be able to take advantage of coker margins without having to

-More-

invest in a coker, which can be a very expensive endeavor. As a result, we believe this is an excellent opportunity to acquire asphalt assets at attractive prices, significantly less than their replacement values,” said Greehey.

Curt Anastasio, NuStar Energy L.P.’s Chief Executive Officer said, “With this transaction, we now have a solid footing in what we see as a great business, which provides us further leverage to selectively increase our exposure to it. We expect this acquisition will be accretive to cash flows and earnings and is an excellent complement to our existing business. In addition, this acquisition will continue to diversify NuStar’s customer base and expand our geographic presence.”

NuStar Energy L.P. expects the transaction to close around year-end, subject to customary regulatory approvals including those under the Hart-Scott-Rodino Antitrust Improvements Act.

NuStar Energy L.P. will host a conference call at 11:00 a.m. ET (10:00 a.m. CT) today, November 7, 2007, to discuss this transaction. Anyone interested in listening to the presentation can call 800/622-7620, passcode 20992515, or visit the partnership’s Web site at www.nustarenergy.com. International callers may access the call by dialing 706/645-0327, passcode 20992515. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 20992515. A live broadcast of the conference call will also be available on the partnership’s Web site at www.nustarenergy.com. In addition, further information about the transaction is provided in a management presentation posted to the NuStar Energy L.P. and NuStar GP Holdings, LLC Web sites at www.nustarenergy.com and www.nustargp.com in the Investors portion of the Web sites.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 9,113 miles of pipeline, 85 terminal facilities and four crude oil storage tank facilities. The second largest independent liquids terminal operator in the world, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has over 81 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

CITGO, based in Houston, Texas, is a refiner, transporter and marketer of transportation fuels, lubricants, petrochemicals, refined waxes, asphalt and other industrial products. The company is owned by PDV America, Inc., an indirect wholly owned subsidiary of Petróleos

-More-

de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela. For more information, visit www.citgo.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of NuStar Energy L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2006 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.